Item 77. C): Matters submitted to a vote of security holders

Wilmington  Fundamentally Weighted Large Company Fund

Notice to Shareholders of the Results of a Special Shareholder Meeting

A Special Meeting of Shareholders of the Wilmington Fundamentally Weighted Large Company Fund ("Large Company Fund") of WT Mutual Fund was held on October 17, 2008 to approve an agreement and plan of reorganization providing for (a) the transfer of all of the Wilmington Fundamentally Weighted Large Company Fund's assets and liabilities to the Wilmington Multi-Manager Large-Cap Fund, a series of the Trust, in exchange for shares of the Multi-Manager Large-Cap Fund, and (b) the subsequent complete liquidation of the Large Company Fund.
All Shareholders of record at the close of business on August 22, 2008 were entitled to attend or submit proxies. As of the record date the Large Company Fund had 1,471,605 shares outstanding. At the meeting, shareholders of the Large Company Fund approved the agreement and plan of reorganization of the Large Company Fund into the Wilmington Multi-Manager Large-Cap Fund.
The results of the voting for the proposal were as follows:

      Votes For       Votes Against           Votes Abstained
     1,455,955.43          0                         0



Wilmington- Fundamentally Weighted Small Company Fund

Notice to Shareholders of the Results of a Special Shareholder Meeting

A Special Meeting of Shareholders of the Wilmington Fundamentally Weighted Small Company Fund ("Small Company Fund") of WT Mutual Fund was held on October 17, 2008 to approve an agreement and plan of reorganization providing for (a) the transfer of all of the Wilmington Fundamentally Weighted Small Company Fund's assets and liabilities to the Wilmington Small-Cap Strategy Fund, formerly the Wilmington Multi-Manager Small-Cap Fund, a series of the Trust, in exchange for shares of the Small-Cap Strategy Fund, and (b) the subsequent complete liquidation of the Small Company Fund.
All Shareholders of record at the close of business on August 22, 2008 were entitled to attend or submit proxies. As of the record date the Small Company Fund had 564,153 shares outstanding. At the meeting, shareholders of the Small Company Fund approved the agreement and plan of reorganization of the Small Company Fund into the Wilmington Multi-Manager Small-Cap Strategy Fund.
The results of the voting for the proposal were as follows:

      Votes For        Votes Against        Votes Abstained
      53,607.48             0                      0